UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 11, 2000 (October 6, 2000)

TACO CABANA, INC.

(Exact name of registrant as specified in its charter)

                               Delaware                                0-20716                             74-2201241
                     (State or other jurisdiction              (Commission                          (IRS employer
                         of incorporation)                          File Number)                         identification no.)

8918 Tesoro Drive, Suite 200

San Antonio, Texas  78217

(Address of principal executive office, including ZIP Code)

(210) 804-0990

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS

            On October 6, 2000, Taco Cabana, Inc. issued a press release announcing the execution of a definitive Agreement and Plan of Merger under which Carrols Corporation would purchase, for cash, all of the outstanding common shares of Taco Cabana, Inc. at a price of $9.04 per share, or a total of approximately $105 million for the 11.6 million common shares outstanding.  The total transaction is valued at approximately $152 million including the purchase of the outstanding shares, employee stock options and the assumption of Taco Cabana's outstanding debt which is approximately $42 million.

             Completion of the transaction is subject to approval of Taco Cabana's shareholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and funding under Carrols' commitment from its senior lender.  Carrols has secured a commitment for senior debt financing for the transaction from Chase Manhattan Bank.  It is subject to customary closing conditions.   Taco Cabana also announced that it has amended its stockholder rights plan to provide that Carrols will not be deemed an "acquiring person" in connection with the proposed merger and that the stockholder rights plan will not be triggered as a result of the proposed transaction.

Item 7.             FINANCIAL STATEMENTS AND EXHIBITS

            [C]            Exhibits

                        1.  Press Release dated October 6, 2000

                        2. Agreement and Plan of Merger among Carrols Corporation, Spur Acquisition Corp. and Taco Cabana, Inc. dated October 6, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACO CABANA, INC.

(Registrant)

Date:      October 11, 2000                             By:  /s/ David G. Lloyd

                                                                      David G. Lloyd, Senior Vice-President
                                                                      and  Chief  Financial Officer